Exhibit 99.1

FOR IMMEDIATE RELEASE

TRIANGLE ANNOUNCES SECOND MAJOR SHALE GAS PROJECT IN THE UNITED STATES

Calgary, Alberta - September 29, 2006 - Triangle Petroleum Corporation (the “Company”) (OTCBB: TPLM) is pleased to announce the following new strategic initiative in its wholly owned subsidiary, Triangle USA Petroleum Corporation (“Triangle USA”). The initiative involves Triangle USA’s participation in a $16.1 million US joint venture program which will exploit the Fayetteville Shale of the Arkoma Basin.

Triangle USA entered into an agreement with Kerogen Resources Inc. (“Kerogen”) of Houston, Texas on September 19, 2006. The agreement enables Triangle to acquire 50% of Kerogen’s present land position in the Arkoma Basin (approximately 17,000 acres or 26.5 square miles). The agreement further calls for Triangle USA and Kerogen to conduct two new 3-D seismic programs over the prospective acreage block. Triangle USA has committed to pay $9.6 million US for a 50% working interest in the land and seismic phases of the joint exploration program. Expenditures exceeding $9.6 million US will be shared equally. Upon completion of the new seismic programs, Triangle USA and Kerogen will jointly select locations and drill a minimum of four wells. Under the terms of the agreement, Triangle USA will pay 66% of the drilling program expenditures up to a maximum of $6.5 million USD after which the costs will be shared equally between Kerogen and Triangle USA. Triangle USA’s earning in the prospect lands will be complete upon the payment of its share of the land and seismic amounts and the participation in the four well drilling program.

The Fayetteville Shale in the Arkoma basin, located in Arkansas, is an industry follow-up to the successful Barnett Shale development of the Fort Worth Basin in Texas. The Fayetteville Shale is a geologic equivalent to the Barnett Shale with a large exploration fairway that extends for a distance of approximately 150 miles. The Fayetteville Shale is believed by industry participants to be the next emerging shale gas play. Public information states a strong commitment to this area by industry leaders such as Chesapeake Energy Corporation and Southwestern Energy Company who have each invested in excess of $100 million US this year alone.

Mr. Ron Hietala, President of Triangle USA, comments “we believe that this Fayetteville Shale gas project allows us to continue developing a significant near and long term production base for our Company. Based upon significant industry interest in this basin, we are fortunate to acquire this key land position in the Arkoma Basin as we believe it provides us with multiple drilling opportunities. We look forward to aggressively developing this exciting new shale gas project with our partner”.

About Triangle Petroleum Corporation

Triangle is an exploration company focused on the Barnett Shale project in Texas, the Fayetteville Shale project in Arkansas, large resource plays in the Deep Basin area of Western Canada and in select areas of the western United States. An experienced team comprising technical and business skills has been formed to exploit the Company’s opportunity portfolio. Advanced reservoir description techniques will complement state of the art 3-D seismic interpretations to optimize drill sites. Project specific drilling and well completion techniques will be employed to optimize the production potential for each new pool. A land acquisition strategy employing traditional and new business models will be used to secure the opportunities for Triangle.

For more information please visit www.trianglepetroleum.com.

On behalf of the Board of Directors,

TRIANGLE PETROLEUM CORPORATION
Mark Gustafson, President

For more information contact:
Jason Krueger, CFA, Corporate Communications
E-mail: info@trianglepetroleum.com
Telephone: (403) 374-1234

Safe Harbor Statement. This news release includes statements about expected future events and/or results that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, the amount of funds the Company may receive, the Company’s proposed acquisition and development of properties, including drilling projects. It is important to note that actual outcomes and the Company's actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include the possibility that additional investments will not be made or that appropriate opportunities for development will not be available or will not be properly developed. For additional risk factors about our Company, readers should refer to risk disclosure contained in our reports filed with the Securities and Exchange Commission.